Exhibit 99.1

Smart for Life Announces Q1 2022 Financial Results

Company Achieves 679% Year-Over-Year Revenue Growth
as Part of Successful Acquisition Strategy

Gross Profit Margin Increases to 34.1% Versus
3.7% for the Same Period Last Year

Miami, FL – May 16, 2022 – Globe Newswire – Smart for Life, Inc. (Nasdaq: SMFL) (“Smart for Life” or the “Company”), a global leading developer, marketer, and manufacturer of nutritional and related products, today provided a business update and reported financial results for the first quarter ended March 31, 2022.

“I am pleased to report we achieved significant growth in revenue as a result of both organic growth and the successful implementation of our acquisition strategy, to $4.5 million this quarter,” stated Darren Minton, Chief Executive Officer of Smart for Life. “By acquiring three companies, including Doctors Scientific Organica (DSO), Nexus Offers (Nexus) and GSP Nutrition (GSP) since the same period last year, we were able to significantly expand our product lines, production capabilities, distribution, and marketing capabilities.”

In the first quarter ended March 31, 2022, Smart for Life generated 679% year-over-year growth in revenue to $4.5 million. In addition, gross profit increased more than seventy-fold to $1.5 million for the first quarter ended March 31, 2022, as compared to just $21 thousand for the first quarter ended March 31, 2021. Similarly, the Company’s gross margin increased to 34.1% from 3.7% for the same quarter last year. The increase in the gross profit and gross margin reflects both the improved product mix, as well as lower cost of materials due to increased purchasing power.

“It is important to note that our operating expenses included one-time, non-cash interest expense of $11.2 million related to equity issued at the time of the IPO, as well as other non-cash expenses of $1.2 million,” remarked Mr. Minton. “We also incurred significant costs of $0.7 million this quarter related to the IPO and public company costs we did not have last year. As a result, we believe future quarters will better reflect the true operating synergies of our business model. We believe we will start to see improvement in future quarters as we consolidate operations, eliminate duplicate costs and grow our various operating units. Overall, we believe we have built a highly scalable business model and expect to benefit from improved operating efficiency as we leverage our fixed costs, which should result in significant profitability as we continue to grow revenues.”

“Through accretive acquisitions, our goal is to achieve $100 million in revenues within the next 24 months,” commented A.J. Cervantes, Jr., Smart for Life’s Executive Chairman. “Towards that end, we announced a definitive agreement to acquire Ceautamed Worldwide, a premier vitamin and supplement company that markets and distributes a wide variety of nutritional products, including antioxidant rich supplements, plant-based protein, alkalizing nutrients and products designed for weight management. Their Greens First brand is widely acknowledged as one of the best true greens powders on the market. Ceautamed fits nicely within our growing brand portfolio, and our strategy is to accelerate Ceautamed’s growth by leveraging our distribution relationships and digital marketing platform, in addition to migrating their manufacturing to our wholly owned, state-of-the-art manufacturing facility, which will result in immediate cost savings.”

Mr. Minton continued, “We are also advancing plans related to GSP Nutrition’s Sports Illustrated Nutrition™ brand for certain dietary and nutritional supplements. Our product line already includes a growing roster of high quality products, such as whey protein powder, joint health, pre- and post-workout blends, omega-3 supplements, and more. We believe the tremendous brand recognition associated with Sports Illustrated will enable us to rapidly expand into new retail and online marketing channels. Towards this end, we look forward to providing further updates as developments unfold.”

“During the quarter, we announced that we expanded our sales channels by launching the DSO brand on Amazon Singapore. Smart for Life was selected by Amazon to introduce several of its key SKUs into Amazon’s storefront in Singapore. This launch represents a significant new market for Smart for Life and enhances our existing international sales in Canada, Mexico and overseas. We have made tremendous progress in the first quarter by growing our business through acquisitions and are well positioned to execute on a number of key milestones that we believe will drive significant value for shareholders,” concluded Mr. Minton.

Financial Results

Revenues increased to $4.5 million in Q1 2022 compared to $0.6 million for Q1 2021, an increase of $3.9 million or 679%. The increase was primarily due to the acquisitions of DSO, Nexus and GSP that were completed in 2021. Gross profit increased to $1.5 million in Q1 2022 compared to $0.02 million same period last year, an increase of $1.5 million due to the acquisitions completed in 2021. Net loss attributable to common shareholders was $16.7 million in Q1 2022 compared to $0.8 million in Q1 2021 primarily due to increased general and administrative expenses of $4.4 million and total other expense of $13.3 million.

The Company reported Adjusted EBITDA of ($2.8) million in Q1 2022, as compared to Adjusted EBITDA of ($0.6 million) for Q1 2021. The Company defines EBITDA as earnings before interest, taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA before other expense and day 1 loss and changes in fair value of derivative liability. Both EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA and Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA and Adjusted EBITDA as means to measure performance. The Company’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP numbers for net loss for the three months ended March 31, 2022 and 2021.

	Q1 2022	Q1 2021
Net Loss	$(16,574,477)	$(780,641)
Interest	12,757,479	74,840
Taxes	-	-
Depreciation and amortization	423,010	54,008
EBITDA	(3,393,988)	(651,793)
Other expense	506,133	7,797
Day 1 loss and changes in fair value of derivative liability	38,997	-
Adjusted EBITDA	$(2,848,858)	$(643,996)

About Smart for Life, Inc.

Smart for Life, Inc. (Nasdaq: SMFL) is engaged in the development, marketing, manufacturing, acquisition, operation and sale of a broad spectrum of nutritional and related products with an emphasis on health and wellness. Structured as a global holding company, the Company is executing a buy-and-build strategy with serial accretive acquisitions creating a vertically integrated company with an objective of aggregating companies generating a minimum of $300 million in revenues within the next thirty-six months. To drive growth and earnings, Smart for Life is developing proprietary products as well as acquiring other profitable companies, encompassing brands, manufacturing and distribution channels. The Company currently operates four subsidiaries including Doctors Scientific Organica, Nexus Offers, Bonne Santé Natural Manufacturing and GSP Nutrition. For more information about Smart for Life, please visit: www.smartforlifecorp.com.

A video regarding the Company’s manufacturing facility at Bonne Santé Natural Manufacturing is available at: www.bonnesantemanufacturing.com/video.

Investor material and a Fact Sheet with additional information about Smart for Life is available at: www.smartforlifecorp.com/investor-center.

Forward-Looking Statements

This press release may contain information about our views of future expectations, plans and prospects that constitute forward-looking statements. All forward-looking statements are based on management’s beliefs, assumptions and expectations of Smart for Life’s future economic performance, taking into account the information currently available to it. These statements are not statements of historical fact. Although Smart for Life believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Smart for Life does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. No assurances can be made that Smart for Life will successfully acquire its acquisition targets. Forward-looking statements are subject to a number of factors, risks and uncertainties, some of which are not currently known to us, that may cause Smart for Life’s actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial position. Actual results may differ materially from the expectations discussed in forward-looking statements. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks set forth in “Risk Factors” included in our filings with the Securities and Exchange Commission.

Investor Relations Contact

Crescendo Communications, LLC

Tel: (212) 671-1021

SMFL@crescendo-ir.com

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